IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                                    )        Chapter 11
                                          )
UNITED PETROLEUM CORPORATION,             )        Case No. 99-88 (PJW)
                                          )
                           Debtor.        )


                 FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
               AND ORDER CONFIRMING AMENDED PLAN OF REORGANIZATION


          United Petroleum Corporation ("UPC" or "Debtor"), as Debtor-In-Possession, having on July 23, 1999 filed the Second Amended Plan of Reorganization Under Chapter 11 of The Bankruptcy Code for United Petroleum Corporation (the "Plan"); and the Debtors having on July 23, 1999 filed the Second Amended Disclosure Statement With Respect to Second Amended Plan of Reorganization of United Petroleum Corporation (the "Disclosure Statement"); and the Court, by Order dated July 23, 1999 (the "Disclosure Approval Order") having approved the Disclosure Statement after notice and a hearing held on July 22, 1999 and July 23, 1999; and upon the affidavits of service filed herein reflecting compliance with the notice and solicitation requirements of the Disclosure Approval Order; and upon the Declaration of Kathleen Logan Certifying the Ballots Accepting and Rejecting the Plan filed with the Court on August 23, 1999; and objections to confirmation of the Plan having been filed by (i) John Rankin, (ii) Dan Dotan and Mantel Investments, (iii) The Internal Revenue Service, (iv) John Pisacreta and James Lynn (the "Securities Claim Objectors") and (v) the Securities and Exchange Commission (collectively, the "Objections'); and upon the submission of Plan Documents filed on August 13, 1999 (the "Plan Documents"); and upon the submission of the revised form of Merger Agreement on September 29, 1999 (the "Merger Agreement"), and after a hearing having been held on September 29, 1999 (the "Hearing"); and upon the evidence adduced and proffered and the arguments of counsel made at the Hearing; and the Court having reviewed all documents in connection with confirmation and having heard all parties desiring to be heard; and the Debtor, Infinity and the Securities Claim Objectors having reached an agreement as set forth herein regarding the terms on which the objections of the Securities Claim Objectors shall be resolved; and
upon the record compiled in the case; and after due deliberation and consideration of all of the foregoing; and sufficient cause appearing therefor; the Court hereby makes the following:

          FINDINGS OF FACT AND  CONCLUSIONS  OF LAW:

          A. Capitalized terms used herein, but not defined herein, shall have the respective meanings attributed to such terms in the Plan and the Disclosure Statement.

          B. This Court has jurisdiction over the Debtor's chapter 11 case pursuant to 28 U.S.C. Section 1334(a) and 157(l). Venue of these proceedings and the chapter 11 case in this district is proper pursuant to 28 U.S.C. Section
1408  and  1409.  This  is a  core  proceeding  pursuant  to 28  U.S.C.  Section
157(b)(2).

          C. The Plan complies with all of the applicable provisions of the Bankruptcy Code.

          D. The classification of claims and interests under the Plan is proper under Section 1122 of the Bankruptcy Code.

          E. The Plan provides equal treatment for each Claim or Interest of a particular class.

          F. The Debtor, as proponent of the Plan has complied with the applicable provisions of the Bankruptcy Code.

          G. The Plan has been proposed in good faith and not by any means forbidden by law.

          H. Any payments made or promised by the Debtor, or a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the case, or in connection with the Plan and incident to the case, have been approved by, or is subject to approval of the
Court  as   reasonable.

          I. In the Disclosure Statement, the identity, qualifications, and affiliation of the persons who are to serve as officers and directors of the reorganized debtor after confirmation of the Plan was fully disclosed and the appointment of such persons is consistent with the interests of the Debtor's creditors and equity security holders and with public policy.

          J. In the Disclosure Statement, the identity of any insider that will be employed or retained by the Debtor and his compensation has been fully disclosed.

          K. The provisions of Section 1129(a)(6) of the Bankruptcy Code are inapplicable to this case.

          L. The procedures by which the ballots for acceptance or rejection of the Plan were distributed and tabulated were fair, properly conducted, and complied with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Approval Order.

          M. As evidenced by the Disclosure Statement and at the Hearing, each holder of a Claim or Interest in each impaired class has either accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor liquidated under Chapter 7 of the Bankruptcy Code on such date.

          N. With respect to each class of Claims or Interests, such class has accepted the Plan or such class is not impaired under the Plan and is, therefore, deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code, except for Class 8.

          O. With respect to Class 8, the requirements of 11 U.S.C. Section 1129(b)(2)(c) have been satisfied.

          P. At least one impaired class of claims has accepted the Plan, determined without including any acceptances of the Plan by any insider.

          Q. Except to the extent that the holder of a particular claim has agreed to a different treatment of such Claim, the treatment of Claims under the Plan of the type specified in Sections 507(a)(1) and 507(a)(3) - 507(a)(8) of the Bankruptcy Code, if any, complies with the provisions of Section 1129(a)(9) of the Bankruptcy Code.

          R. No other  chapter 11 plan has been moved for  confirmation.

          S. The primary purpose of the Plan is not the avoidance of taxes or the requirements of Section 5 of the Securities Act of 1933.

          T. Confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the Debtor.

          U. All fees payable under section 1930 of title 28 of the United States Code, have either been paid or will be paid under the Plan.

          V. The Plan and the Infinity Settlement Agreement are hereby modified as follows: (a) Infinity Securities Claims asserted in the Pisacreta/Tucci Action shall (including, without limitation, the Claims of the named plaintiffs therein, the members of the putative class sought to be certified therein whether or not the class is certified, and any opt-outs from such class) shall be excluded from the injunctive provisions of Section 16.13(c) of the Plan; (b) any assets in the UPC Trust after the satisfaction of all Allowed Securities Claims shall be distributed 100% to the Infinity Parties; and (c) the Infinity Parties shall retain all of their Causes of Action for contribution and indemnity against any Person with respect to the Infinity Securities Claims, except the Debtor, its affiliates and their respective officers, directors and employees.

          W. The settlements and compromises incorporated into the Plan (including, the settlement and compromise set forth in Section 14.1 of the Plan and the Infinity Settlement Agreement, as modified pursuant to paragraph V, above) meet the requirements for approval under section 1123(6)(3) of the Code and Bankruptcy Rule 9019 because, among other things, the settlements:

          i. reflect a reasonable balance of the risks and expenses of both future litigation and the continuation of this Chapter 11 Case, on the one hand, and early resolution of the disputes, on the other hand;

          ii. fall within the range of reasonableness for the resolution of complex litigation or litigable issues and claims;

          iii. are fair and equitable and in the best interest of the Debtor, the Debtor's estate and all holders of Claims and Equity Interests; and

          iv. Are essential to the Debtor's reorganization and the confirmation of the Plan.

          X. The Proponent, Infinity and FSCI have consented to the approval of the compromises and settlements described in Section 14.1 of the Plan, as modified hereby, and the exclusion of Infinity Securities Claims asserted in the Pisacreta/Tucci Action from the injunctive provisions set forth in Section 16.13(c) of the Plan.

          Y. The Plan, as modified hereby, does not materially adversely affect the treatment of any class of Claims or Equity Interests under the Plan. Consequently, all votes accepting the Plan shall constitute votes accepting the Plan, as modified hereby.

          Z. By operation of section 1145 of the Bankruptcy Code, the distribution of new UPC Common Stock to be issued under the Plan shall be exempt from registration under section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security. All such securities so issued shall be freely transferable by the initial recipients thereof (i) except for any such securities received by an underwriter within the meaning of section 1145(b) of the Bankruptcy Code and (ii) subject to any restriction contained in the terms of such securities themselves, in the Plan or any documents relating to the Plan.


          NOW, it is hereby,

          ORDERED, ADJUDGED, and DECREED, that:

          1. All Objections, to the extent not settled or withdrawn, are hereby expressly overruled.

          2. The Plan, as modified hereby (the "Modified Plan") and as supplemented by the Merger Agreement, is confirmed pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any conflict between the terms of the Modified Plan and the terms of the Merger Agreement, the terms of the Modified Plan shall control and if there is any conflict between the terms of either the Modified Plan or Merger Agreement and the terms of this Confirmation Order, this Confirmation Order shall control.

          3. The Merger Agreement and Plan Documents substantially in the forms previously filed with the Court, are approved and the Debtor is authorized and directed to execute, enter into and deliver such documents and to execute, implement and consummate the transactions contemplated thereby.

          4. The Debtor is hereby authorized, empowered, and ordered to issue, execute, deliver, file and record any documents or court papers or pleadings, and to take any and all actions, that are necessary or desirable to implement, effectuate, and consummate the transactions contemplated by the Plan, whether or not specifically referred to therein and without further application or order of this Court, in each case with like effect as if exercised and taken by unanimous action of the directors and stockholders of the Debtor as may be necessary to cause the same to become effective under the Delaware General Corporation Law.

          5. The Debtor shall remain a Debtor-in-Possession under the Bankruptcy Code until the Effective Date. The Debtor may consummate the transactions contemplated by the Plan and make distributions to creditors after the Effective Date in accordance with the Plan, and free of any restrictions imposed by the Bankruptcy Code.

          6. Any and all pre-petition unexpired leases and executory contracts not previously rejected by the Debtor, unless specifically assumed pursuant to the Bankruptcy Code prior to the date hereof or the subject of a motion to assume or assume and assign pending on the date hereof, shall be deemed rejected by the Debtor effective as of the Effective Date of the Plan.

          7. All proofs of claim with respect to claims arising from the rejection of executory contracts and unexpired leases shall, unless another order of the Bankruptcy Court provides for an earlier date, be filed with the Bankruptcy Court within thirty (30) days after the mailing of notice of the entry of this order. Any proof of claim that is not timely filed shall be released, discharged and forever barred from assertion against the Debtor, its estate or property or the Post-Confirmation Debtor.

          8. The exculpation and injunction provisions set forth in the Modified Plan, including without limitation, those set forth in Sections 5.2, 8.14, 11.1, 16.12, 16.13, 16.14 and 16.15 of the Modified Plan, are approved; provided, however, that the injunction provided by section 5.2 of the Plan shall not result in the release by the United States Internal Revenue Service (the "IRS") of any claim against any responsible officer or director of the Debtor that otherwise would be liable to the IRS on any priority tax claim owed by the Debtor to the IRS and further provided that notwithstanding section 16.13(iv) of the Modified Plan, the IRS shall be permitted to offset against any claim of the Debtor or Reorganized Debtor against the IRS any claim of the IRS against the Debtor that was timely filed in the Debtor's Chapter 11 case, to the extent ultimately allowed.

          9. Subject to paragraph 8 herein, on the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtor shall be enjoined from taking any of the following actions against or affecting the Debtor, its Estate, or its assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from this Confirmation Order):

          (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, its Estate, or its assets or property, or any direct or indirect successor in interest to the Debtor, or any assets or property of such transferee or successor (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

          (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order against the Debtor, its Estate, or its assets or property, or any direct or indirect successor in interest to the Debtor, or any assets or property of such transferee or successor;

          (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtor, its Estate, or its respective assets or property, or any direct or indirect successor in interest to any of the Debtor, or any assets or property of such transferee or successor other than as contemplated by the Plan;

          (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly against any obligation due the Debtor, its Estate, or its respective assets or property, or any direct or indirect successor in interest to any of the Debtor, or any assets or property of such transferee or successor; and

          (v) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the settlement set forth in Article XIV of the Plan to the extent such settlements have been approved by the Bankruptcy Court in connection with confirmation of the Plan.

          10. From and after the Effective Date, except (a) for Infinity Securities Claims asserted in the Pisacreta/Tucci Action, including, without limitation, the Claims of the named plaintiffs therein, the members of the putative class sought to be certified therein, whether or not such class is certified, and any opt-outs from such putative class (which claims shall not be affected or impaired in any way by this Order), and (b) as provided by paragraph 11 below, all Infinity Securities Claims shall channel and transfer to the UPC Trust, and all Persons who have been, are, or may be holders of any such Infinity Securities Claim shall be enjoined from taking any of the following actions against or affecting the Infinity Parties or their assets and property with respect to such Infinity Securities Claim (other than actions brought to enforce any rights or obligations under the Plan, the UPC Trust Agreement and the Infinity Settlement Agreement):

          (vi) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against any Infinity Party or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

          (vii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order against any Infinity Party or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor;

          (viii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against any Infinity Party or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor;

          (ix) asserting any set-off, right of subrogation or recoupment of any kind, directly or indirectly against any obligation due any Infinity Party, or its assets or property, or its direct or indirect successors in interest, or any assets or property of such transferee or successor; and

          (x) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan, or the settlements set forth in Article XIV of the Plan, the UPC Trust Agreement or the Infinity Settlement Agreement.

          11. The injunction provided by paragraph 10 of this Confirmation Order shall terminate and be of no further force or effect if at any time or from time to time the UPC Trustee files with the Bankruptcy Court and serves upon the Infinity Parties a notice that the UPC Trust assets have been fully expended and that additional Allowed Securities Claims exist or that all Securities Claims have not yet been resolved and the Infinity Parties, within thirty (30) days after the filing of such notice, fail to make an additional contribution to the UPC Trust in an aggregate amount equivalent to (A) not less than $100,000 (provided that such amount must be at least enough to satisfy all outstanding Allowed Securities Claims in full and provide at least $25,000 to fund the expenses of the UPC Trust in liquidating any remaining Securities Claims) or (B) such lesser amount as may be agreed to by the UPC Trustee.

          12. Nothing contained herein or in the Modified Plan shall impair the rights or claims asserted in the Pisacreta/Tucci Action by or on behalf of the named plaintiffs therein, the members of the class sought to be certified therein (whether or not such class is certified) or any opt-outs from such class.

          13. Unless required to be filed by an earlier date by another order of this Court, all requests for payment of Administrative Claims, including all applications for final allowance of compensation and reimbursement of expenses of Professionals, must be filed and served on the Debtor, no later than forty-five (45) days after the Effective Date. Any person that is required to file and serve such a request for payment of an Administrative Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim or participating in distributions under the Plan on account thereof.

          14. The Debtor shall file objections to Claims with this Court no later than 60 days after the Effective Date, provided, however, that this deadline may be extended by the Court upon motion of the Post-Confirmation Debtor, without notice or a hearing. After the date hereof, no party, other than the Debtor or Post-Confirmation Debtor, may file objections to the allowance of claims.

          15. This Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan.

          16. Pursuant to Section 1146(c) of the Bankruptcy Code, neither the making nor delivery of an instrument of transfer, nor the revesting, transfer and sale of any real property or personal property of the Debtor in accordance with the Plan, shall subject the Debtor to any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

          17. The provisions of the Plan and this Order shall be, and hereby are now, and forever afterwards, binding on the Debtor, all holders of Claims and Interests (whether or not impaired under the Plan and whether or not, if impaired, they accepted the Plan), any other party in interest, any other party making an appearance in this Chapter 11 Case, and any other person or entity affected thereby, as well as their respective heirs, successors, assigns, trustees, subsidiaries, affiliates, officers, directors, agents, employees, representatives, attorneys, beneficiaries, guardians, and similar officers, or any person claiming through or in the right of any such person or entity.

          18. The Court hereby retains jurisdiction of this case (i) as provided for in the Plan, (ii) as provided for in this Order, and (iii) for the purposes set forth in Sections 1127 and 1142 of the Bankruptcy Code.

          19. The compromises and settlements set forth in Section 14.1 of the Plan and in the Infinity Settlement Agreement, in substantially the form attached hereto as Exhibit A, are approved.

          20. The UPC Trust Agreement and the ADR are hereby approved and the Debtor and the UPC Trustee once appointed may take such actions as are necessary to implement the terms thereof.

          21. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability or such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

          22. Pursuant to Bankruptcy Rule 2002(f)(7) and 3020(c), the Debtor is hereby directed to serve a notice of the entry of this Order on all holders of record of Claims and Interests as of the date hereof, all parties who have entered their appearance in this case and requested notice pursuant to Bankruptcy Rule 2002 and the Office of the United States Trustee no later than ten (10) days after the Effective Date of the Plan. Dated: Wilmington, Delaware October 7, 1999

                                 s/Peter J. Walsh
                                 ------------------------------------
                                 Peter J. Walsh
                                 Chief Judge, United States Bankruptcy Court